Exhibit 4.49

THIS INDENTURE made the      day of                      2006

B E T W E E N

LEASEPLAN INFRASTRUCTURE SERVICES LIMITED having its registered office at 25/28 North Wall Quay, Dublin 1 (hereinafter called “the Landlord” which expression shall where the context so admits include it and their successors in title, executors, administrators and assigns) of the first part, and TRINTECH TECHNOLOGIES LIMITED having its registered office at South County Business Park, Leopardstown, Dublin 18 (hereinafter called “the Tenant” which expression shall where the context so admits include its permitted assigns) of the second part and TRINTECH GROUP PLC having its registered office at South County Business Park, Leopardstown, Dublin 18 (hereinafter caked “the Guarantor” which expression shall where the context so admits include its permitted assigns) of the third part.

W I T N E S S E T H as follows:-

1.	DEFINITIONS

In these presents and in the Schedules hereto (save where the context otherwise requires or implies) the following words and expressions shall have the meanings assigned to them hereunder :-

1.1.	THE DEMISED PREMISES

“the Demised Premises” shall mean the premises hereby demised and more particularly described in the Second Schedule hereto.

1.2.	CONDUITS

“Conduits” shall mean and include all pipes, sewers, drains, gutters, watercourses, wires, cables (including fibre optic cables), channels, subways, ventilators, trunking, ducts, flues, conduits and all conducting media of whatsoever nature or kind.

1.3	ADJOINING PROPERTY

“Adjoining Property” means any land and/or buildings and/or air space adjoining or neighbouring (which includes overhead and which also includes the retained lands) the Demised Premises or any part thereof.

1.4.	PERPETUITY PERIOD

“Perpetuity Period” means the period commencing on the date of this Lease and ending at the expiration of twenty years from the date of the death of the last survivor of the issue now living of the late President of Ireland Eamon de Valera.

1.5	PLAN

“Plan No. 1, Plan No. 2 and Plan No. 3” means Plan No. 1, Plan No. 2 and Plan No. 3 attached to this Lease.

1.6	THE ESTATE

“the Estate” means the lands situated at Central Park, Leopardstown Road, in the County of Dublin laid or to be laid out as a development to be called Central Park the likely extent of which (without commitment) is shown on Plan No. 1 attached to this Lease and thereon surrounded by a green verge line together with any adjoining lands subsequently acquired within the Perpetuity Period and incorporated at the Head Landlords option as part of Central Park.

1.7	THE ESTATE COMMON PARTS

“the Estate Common Parts” means those parts of the Estate that consist of open spaces, water features, ponds, lakes, roads, footpaths, grass margins, security huts or compounds, and any other area or any other structure used or intended to be used in common by the owners or occupiers of the Estate (or any part thereof) but does not include the Demised Premises or any parts of the Estate which have been or are intended to be assured (whether by way of conveyance, assignment or by long lease) to any person other than the Management Company.

THE HEAD LEASE

“the Head Lease” means the lease dated 21 June 2004 and made between Twynholm Limited, David Arnold and Derek Quinlan of the first part, Central Park Management Limited of the second part and the Landlord of the third part.

THE HEAD LANDLORD

“the Head Landlord” means Twynholm Limited, David Arnold and Derek Quinlan.

1.8	THE OFFICE BLOCK

“the Office Block” means the hereditaments and premises described in the First Schedule to this Lease.

1.9	THE OFFICE COMMON PARTS

“the Office Common Parts” means those parts of the Office Block not for the time being demised to nor in the exclusive occupation of any tenant or licensee of the Head Landlord nor for the time being intended or (as the case may be) designed for letting or licensing as such the use and/or benefit of which is common to the Tenant and/or the Landlord and/or the Head Landlord and/or the Superior Lessor and/or the occupiers of any other part or parts of the Office Block and others authorised by the Head Landlord and/or the Superior Lessor and shall include but not by way of exception the structure, exterior and structural walls, structural floors and structural ceilings, foundations, structural supports and columns, the roof, window frame and glass (other than glass forming part of the Demised Premises) and the shafts, wiring shafts, lifts, lift Machinery, lift cars, lift shafts, lift picks, lift motor rooms and Machinery and (save where the same shall have been for the time being demised by the Head Landlord) the plant room entrance doors, gates, foyers, landings, lobbies, staircases, hallways, reception areas, switch rooms, corridors, toilets, disabled toilets, landscaped areas and any areas used for the purpose of car parking to the extent that they are not let or licensed or intended for letting or licensing and other common facility areas within the curtilage of the said Office Block and shall not include any lettable unit.

1.10	THE MANAGEMENT COMPANY

“the Management Company” means Central Park Management Limited or such other party which for the time being has undertaken the obligations to provide the services to the Estate Common Parts and/or the Office Common Parts

1.11	THE RETAINED LANDS

“the retained lands” means so much of the Estate that does not comprise the Demised Premises.

1.12	RESTRICTED USE

“restricted use” means retail space within the Estate used as a mobile phone shop.

1.13	LETTABLE UNIT

“lettable unit” means those parts of the buildings within the Estate let or licensed or intended to be let or licensed to occupational tenants or licensees but shall not include the Office Common Parts in those buildings.

1.14	MACHINERY

“Machinery” means all plant machinery apparatus and equipment required from time to time for any purpose in connection with the Office Block (other than such as exclusively serves a lettable unit in the Office Block) including but without prejudice to the generality of the foregoing central heating/air conditioning plant (if any) and fitting and equipment.

1.15	THE HEAD LANDLORD’S SURVEYOR

“the Head Landlords Surveyor” means the person or persons being a suitably qualified chartered surveyor or surveyors appointed by the Head Landlord for the purposes specified herein.

1.16	SERVICE CHARGE

“the Service Charge” means the Office Service Charge and the Landlord’s Proportion of the Estate Service Charge (both as defined in the Third Schedule to the Head Lease).

1.17	THE SUPERIOR LEASE

“the superior lease” means the assurance on foot of which the entity for the time being entitled to the reversion expectant under determination of the Head Lease holds the Demised Premises.

1.18	THE SUPERIOR LESSOR

“the Superior Lessor” means the entity entitled to the reversion expectant on the determination of the Superior Lease.

2.	INTERPRETATION

2.1.	Where two or more persons are included in the expression “the Landlord” and/or “the Tenant” the covenants which are expressed to be made by the Landlord and/or the Tenant shall be deemed to be made by such persons jointly and severally.

2.2.	Words importing the neuter gender include the masculine or the feminine gender (as the case may be) and words importing the masculine gender include the feminine gender and vice versa and words importing the singular number include the plural number and vice versa and words importing persons shall include firms companies and corporations and vice versa.

2.3.	References to any right exercisable by the Landlord or any right exercisable by the Tenant in common with the Landlord shall be construed as including (where appropriate) the exercise of such right by and in common with all other persons authorised by the Landlord and/or the Management Company and/or the Head Landlord and their and each of their agents professional advisers prospective purchasers of any interest of the Landlord and/or the Management Company and/or the Head Landlord in the Demised Premises contractors workmen and others and all other persons having a like right.

2.4.	Any reference to a Statute shall include any Statutory Extension or modification or re-enactment for the time being in force or any such Statute or any Orders Statutory Instrument Notices Regulations Directions Bye Laws Directives thereunder for the time being in force.

2.5.	Any covenant by the Tenant not to do an act or thing shall be deemed to include an obligation not to permit such act or thing to be done.

2.6.	The paragraph headings do not form part of this Lease and shall not be taken into account in the construction or interpretation thereof.

2.7.	Any requirement contained in this Lease for the Tenant to obtain the Landlord’s consent shall be deemed to also include a requirement to obtain the Head Landlord’s consent.

2.8.	Any rights granted to the Landlord in this Lease in respect of the Demised Premises shall be deemed to also be granted to the Head Landlord (except in respect of the receipt of any payment by the Tenant of rent hereunder).

3.	DEMISE

3.1	In consideration of the yearly rents (and the increases thereof as hereinafter provided) and the covenants on the part of the Tenant and the conditions hereinafter reserved and contained the Landlord, HEREBY DEMISES unto the Tenant ALL THAT AND THOSE the Demised Premises and (subject always to clause 5.42 hereunder) TOGETHER WITH the exclusive use of 8 car parking spaces numbered 57, 58, 59, 60, 115, 125, 499 & 500 and shown coloured in yellow on Plan no. 3 attached hereto subject to the agreement of the Superior Landlord to alter the location of such spaces in accordance with the Superior Lease in such locations as the Landlord or the Superior Landlord may determine from time to time provided that the car parking spaces will at all times be located under the Office Block.

3.1.1	TOGETHER WITH the rights, easements and privileges

granted to the Landlord under the Head Lease (in common with the Landlord and all other persons similarly entitled) insofar as same are capable of being enjoyed in conjunction with the Demised Premises,

3.1.2	The right to use, in conjunction with the other occupiers of the ground floor of the Office Block, the reception area the Boardroom, Kitchen and Cloakroom located on the ground floor of the Office Block.

EXCEPTING AND RESERVING unto the Head Landlord and as excepted and reserved in the Head Lease and EXCEPTING AND RESERVING unto the Landlord and the Management Company and their respective tenants servants agents licensees and all other persons entitled from time to time thereto:

3.2.1	the free right of uninterrupted passage and running of water soil air gas electricity telephone and other services from and to any adjoining or neighbouring property through any Conduits which may at any time during the said term be through in over or under the Demised Premises or otherwise together with full right of access at all reasonable times on giving due notice in writing (except in cases of emergency) for the purposes of installing, adding to inspecting maintaining replacing and repairing the same the person or persons exercising such rights making good any damage thereby occasioned to the Demised Premises;

3.2.2	full right and liberty on giving due notice in writing at all times during the said term to enter the Demised Premises in order to lay maintain replace or relay electricity, post office, telecommunications or other cables, gas mains, water mains, sewers, drains, telecommunication systems, and all other services to and from the Adjoining Property the person or persons exercising such right making good any damage thereby occasioned to the Demised Premises;

3.2.3	the right to construct and to maintain and grant in over or under the Demised Premises any easements or services for the benefit of any part of the Adjoining Property but not so as to materially interfere with the Tenant’s use and enjoyment of the Demised Premises;

3.2.4	full right and liberty at any time during the term on giving reasonable prior notice to the Tenant (except in the case of emergency) to enter the Demised Premises to view the state and condition of and to repair and maintain the Adjoining Property where such work would not otherwise be reasonably practicable;

PROVIDED ALWAYS THAT IT IS HEREBY AGREED that if the Landlord or the Management Company or any persons authorised by the Landlord or the Management Company shall exercise any of the rights and easements set forth in clause 3.2 hereto or any other right of entry contained in this Lease (save in the event of the Landlord or the Management Company or any persons authorised by the Landlord or the Management Company exercising such rights as a result of any act, neglect or default of the Tenant hereunder or in pursuance of a statutory obligation) then in relation to any such exercise but subject always to any overriding requirements of statutory compliance:-

(a)	The Landlord and the Management Company shall forthwith make good all damage thereby occasioned to the Demised Premises and to the fixtures, fittings, plant, apparatus, equipment therein in each case to the reasonable satisfaction of the Tenant;

(b)	Any works to be carried out will be carried out where possible outside the Tenants normal business hours being 8am to 6 pm Monday to Friday on giving the Tenant 48 hours prior written notice (except in case of emergency) and will be carried out as efficiently, cleanly and quickly as reasonably possible causing as little inconvenience and disruption to the Tenants business, use and enjoyment of the Demised Premises as reasonably possible and in compliance with the Tenants reasonable security requirements;

(c)	Except in the case of emergency the Landlord and Management Company shall take cognisance of the reasonable representations made by or on behalf of the Tenant as to the mode, methods and timing of the carrying out of any such works;

(d)	The said rights and easements or any of them shall not be exercised so as to materially, permanently and adversely interfere with:—

i.	the rights and easements expressly granted or demised to the Tenant in this Lease

ii.	the access of light and air to the Demised Premises or

iii.	access to and from the Demised Premises

iv.	the car parking spaces within the Estate of which the Tenant has exclusive use.

HABENDUM

TO HOLD the Demised Premises unto the Tenant from the 15th day of November 2006 for the term of 4 years and 11 months.

FIRST REDDENDUM

YIELDING AND PAYING from the 15th December 2006 during the period commencing on 15 December 2006 and ending on 31 May 2009 the yearly rent of €138,390 (of which €12,000 is apportioned in respect of the 8 car parking spaces) and thereafter from 1st June 2009 a rent equal to (a) the rent payable hereunder during the preceding period or (b) 48.5% of such revised rent as may from time to time be ascertained in accordance with the provisions in that behalf contained in the First Part of the Fourth Schedule to the Head Lease (whichever shall be the greater) AND the rent in respect of each year of the said term is to be paid by standing order by equal quarterly payments in advance on the 1st day of January, 1st day of April, 1st day of June and 1st day of October in every year without any deduction set-off or counterclaim whatsoever.

SECOND REDDENDUM

AND FURTHER YIELDING AND PAYING therefor and thereout for the use of the reception area (in common with all of the other tenants and occupiers of the Office Block) which forms part of the Office Common Parts in the Office Block and is shown coloured red on Plan No. 4 during the period commencing on 15 December 2006 and ending on 31 May 2009 the yearly rent of €2,686 and thereafter from 1st day of June 2009 a rent equal to (a) the rent payable hereunder during the preceding period or (b) 48.5% of such revised rent as may from time to time be ascertained in accordance with the provisions of the Second Part of the Fourth Schedule to the Head Lease (whichever shall be the greater) and the rent in respect of each year of the said term is to be paid by standing order, by equal quarterly instalments in advance on 1st January, 1st April, 1st July and 1st October in every year without any deduction set out or counter claim whatsoever (which said rent together with the rent set out in the First Reddendum shall hereinafter be collectively called “the rent”)

AND ALSO PAYING BY WAY OF ADDITIONAL RENT the amount or amounts payable by the Tenant pursuant to the Tenant’s covenant hereinafter contained in Clause 5.2. in respect of insurances effected from time to time by the Head Landlord such additional payments to be payable at the times and in the manner specified at the said Clause 5.2.

AND ALSO PAYING BY WAY OF ADDITIONAL RENT the amount or amounts payable by the Tenant pursuant to the Tenant’s covenant hereinafter contained in Clause 5.5.1 in respect of the provision or the procuring by the Head Landlord of the services hereinafter contained such additional payments to be payable at the times and in the manner hereinafter specified.

AND ALSO PAYING BY WAY OF ADDITIONAL RENT within fourteen days of written demand all costs damages expenses losses costs and demands which the Landlord may from time to time incur in connection with or procuring the remedying of any breach by the Tenant of any of the covenants on the part of the Tenant herein contained.

5.	TENANT’S COVENANTS

The Tenant to the intent that the obligations may continue throughout the term hereby granted HEREBY COVENANTS with the Landlord as follows:-

PAY RENT

5.1.	To pay the rent or increased rent hereby reserved or any sums payable hereunder on the days and in manner herein prescribed without any deductions.

INSURANCE PREMIUMS

5.2.	To pay to the Landlord from time to time within fourteen days of written demand without any deduction or abatement the 48.5% of the amounts expended by the Landlord pursuant to Clause 5.2 of the Head Lease and in the event of the insurance premium on the nearby or Adjoining Property being increased over and above the normal office park rates payable by the Head Landlord at any time during the said term by reason of the business or user by the Tenant or by reason of the materials used or kept by the Tenant therein the Tenant will pay to the Head Landlord on demand any such increase that may become payable.

INTEREST ON ARREARS

5.3.	If the Tenant shall fail to pay the rent or Service Charge hereinbefore reserved within seven days or any other sum reserved or made payable hereunder or within fourteen days of the day and in the manner herein prescribed for the payment of same such unpaid rent or sum shall bear interest from the day or days on which the same shall become due to the date of actual payment at a rate per annum of 3% (three per cent) above the three months European Inter Bank Offered Rate as quoted by Bank of Ireland or if there shall be no such rate the corresponding or nearest appropriate rate thereto at the date upon which the said sums fall due or become payable or if there shall be no such rate at the rate per centum per month chargeable under Section 1080 of the Taxes Consolidation Act, 1997 (or such other monthly rate of interest as may from time to time be chargeable upon arrears of tax).

PAY OUTGOINGS

5.4.	To pay and discharge all rates and taxes duties charges assessments impositions and outgoings whatsoever whether parliamentary parochial local or any other description which are now or may at any time hereafter be charged taxed assessed levied or imposed upon or payable in respect of the Demised Premises or on the owner or occupier in respect thereof notwithstanding any contract to the contrary except all Landlord’s Income and Capital Taxes and to indemnify and keep indemnified the Landlord against or arising out of same or any expenses (legal or otherwise) in connection therewith.

PAY FOR SERVICES

5.5.1.	To pay to the Landlord from time to time within 14 days of written demand without any deduction or abatement:

5.5.1.1	48.5% of the costs paid by the Landlord to the Head Landlord under the Head Lease in respect of the costs and expenses incurred by the Head Landlord in or about the provision of the services to the Office Common Parts mentioned in the First Part of the Third Schedule to the Head Lease (hereinafter called “the Office Service Charge) provided always that the Tenant shall not be obliged to contribute to any part of the Office Service Charge which relates to (a) the sinking fund for the building of which the Demised Premises forms part or (b) any part of the Office Service Charge which relates to items of capital expenditure ;

5.5.1.2	48.5% of the costs paid by the Landlord to the Head Landlord under the Head Lease in respect of the Head Landlords Proportion of the Estate Service Charge (as defined in the Second Part of the Third Schedule to the Head Lease) in respect of the provision of the services to the Estate Common Parts provided always that the Tenant shall not be obliged to contribute to any part of the Estate Service Charge which relates to (a) sinking fund or (b) any items of capital expenditure;

5.5.2	The Tenant covenants to comply with all reasonable regulations made from time to time and notified to it in writing in relation to the Estate and the enjoyment and user of the Estate Common Parts and further agrees not to do anything whereby any road, path, forecourt or other area over which the Tenant may have rights of access or use or other conveniences and easements whatsoever which may belong to or be capable of being used or enjoyed by the Demised Premises in common with any Adjoining Property may be damaged or the fair use thereof by others may be obstructed in any manner whatsoever.

5.5.4.	To pay all sums due for electricity or gas or water or other fuel or service used or consumed by it on the Demised Premises including any connection and hiring charges and meter rents and to perform and observe all present and future regulations and requirements of the electricity, gas and water supply authorities or boards in respect of the supply and consumption of electricity, gas and water on the Demised Premises and to keep the Landlord indemnified against any breach thereof.

COMPLY WITH ENACTMENTS

5.6.	At all times during the said term to observe and comply in all respects with the provisions and requirements of any and every enactment for the time being in force or any orders or regulations thereunder for the time being in force and to do and execute or cause to be done and executed all such works as under or by virtue of any such enactment or any orders or regulations thereunder for the time being in force are or shall be properly directed or necessary to be done or executed upon or in respect of the Tenant’s use of the Demised Premises or any part thereof whether by the landlord lessee tenant or occupier and at all times to keep the Landlord indemnified against all claims demands and liability in respect thereof and without derogating from the generality of the foregoing to comply with the requirements of any Local or other Statutory Authority European Community Regulations, the provisions of the Factories Act, 1955, Health Act, 1947, Office Premises Act, 1958, Housing Acts 1966 and 1969, the Safety in Industry Act, 1980, Fire Services Act, 1981, Waste Management Packaging (Amendment) Regulations 1998 and the order or orders of any Court of competent jurisdiction.

FIRE REQUIREMENTS

5.7.1	At all times during the said term to comply with all the requirements of the appropriate Fire Authority, the insurers of the Demised Premises whether notified or directed to the Landlord or the Tenant (provided always that where notified or directed to the Landlord that the Landlord notifies the Tenant forthwith of such notification or direction) in relation to fire precautions and to indemnify the Landlord against any costs or expenses in complying with any such requirement and will not obstruct the access to or means of working any apparatus and appliances for the time being installed in the Demised Premises or any other part of the Office Block and will not obstruct the means of escape from the Demised Premises or any other part of the Office Block or lock any fire door while the Demised Premises is occupied.

5.7.2	To keep the Demised Premises supplied with such fire fighting equipment as the insurers of the Demised Premises and the Office Block may require or as the Fire Authority may require and to maintain the same to their satisfaction in an efficient working order and that at least once in every six months to cause any sprinkler system and other fire fighting equipment to be inspected by a competent person.

REPAIRS

5.8.1	To keep clean and tidy and to repair and keep and put in good order repair and condition from time to time and at all times during the term hereby created the Demised Premises and without derogating from the generality of the foregoing and to the extent that they do not form part of the Office Common Parts the doors locks plate glass and other windows fixtures fittings fastenings wires waste water drains and other pipes and sanitary and water apparatus and central heating plant apparatus and installations and all walls if any forming part of the Demised Premises and all Tenant signs and name plates affixed to the exterior wall or walls surrounding the Demised Premises or projecting therefrom and all stays supporting same and the painting papering and decoration thereof and to maintain repair and keep in good working order and condition and where necessary renew and replace all plant and Machinery therein including the Conduits which exclusively serve the Demised Premises and the central heating and air conditioning plant (if any) the sprinkler system and all lifts lift shafts and lift Machinery all boilers and all electrical and mechanical plant Machinery equipment and apparatus (damage by any of the Insured Risks as hereinafter defined in Clause 6.2 of the Head Lease excepted if and so long only as Policy or Policies of insurance shall not have been vitiated or payment of the Policy monies withheld or refused in whole or in part by reason of any act neglect or default of the Tenant or the servants agents licensees or invitees of the Tenant or any other under-tenant or person under its or their control)

5.8.2	To install such curtains and blinds in or on the windows of the Demised Premises or otherwise serving the same as are on all other floors of the Office Block and to keep same in good order, repair and condition and renewed and replaced where necessary.

5.8.3.	Not to put or display on or in the Demised Premises any unsightly object which shall be visible from the exterior thereof.

PROVIDED THAT nothing in this clause 5.8 shall oblige the Tenant to put the Demised Premises into any better state of repair and condition than exists at the commencement of the term of this Lease, as evidenced by the Schedule of Condition attached at the Third Schedule hereto.

PAINT INSIDE

NOT TO DAMAGE OR INTERFERE

5.10	Not to damage or interfere with the proper working of the Machinery, utilities or Conduits in the Office Block and/or the Estate and not to damage or interfere with the Office Common Parts and/or the Estate Common Parts.

PERMIT ENTRY

5.11.	To permit the Landlord, and/or the Superior Lessor their Surveyors and agents with or without workmen and others giving where reasonably possible 48 hours notice (except in cases of emergency when no notice shall be required) subject to compliance with the Tenants reasonable security requirements provided that such security requirements have been notified to the Landlord in writing to enter into and upon and remain on the Demised Premises and every part thereof at all reasonable times and to take a plan of and examine the state of repair and condition of the same and to take inventories of the Landlord’s fixtures to be yielded up at the expiration of the said term and within two calendar months (within such longer period as may be reasonably necessary) after Notice in writing to the Tenant of all defects and wants of reparation found on such examination shall have been given to repair and make good the same according to such Notice and the covenants in that behalf herein contained and in case the Tenant shall make default in so doing it shall be lawful for the workmen or others to be employed by the Landlord to enter upon the Demised Premises (but without prejudice to the proviso for re-entry hereinafter contained) and repair and restore the same and all expenses incurred thereby shall on demand be paid by the Tenant to the Landlord and if not paid shall be recoverable by the Landlord as liquidated damages.

PERMIT WORKS

5.12.	To permit the Landlord and/or the Superior Lessors and their agents and workmen and other persons giving if reasonably possible 48 hours notice (except in cases of emergency when no notice shall be required) and subject to compliance with the Tenants reasonable security requirements provided that such security requirements have been notified to the Landlord in writing to enter upon the Demised Premises or any part thereof at all reasonable times to execute repairs or alterations to or upon any Adjoining Property or to cleanse empty or repair any of the sewers watercourses drains or gutters belonging to the same the Landlord and others causing as little inconvenience as possible and making good with all practicable speed all damage to the Demised Premises thereby occasioned and where such works would otherwise materially interfere with the Tenants use or enjoyment of the Demised Premises to use its reasonable endeavours to carry out such works outside office hours.

NOTIFICATION OF DAMAGE

5.13.	To notify the Landlord as soon as reasonably possible of any damage or injury caused to the Demised Premises by any of the Insured Risks as hereinafter defined.

NOT TO DO ANYTHING TO INCREASE INSURANCE OR RENDER POLICY VOID

5.14.	Not to do or omit or suffer to be done or omitted any act matter or thing whatsoever the doing or omission of which would make void or voidable the insurance of the Office Block or of the Head Landlord’s fixtures and fittings therein or whereby the rate of premium thereupon may be increased and forthwith to repay on demand to the Landlord all sums paid by way of increased premiums and all expenses incurred by the Landlord in or about the renewal of such policy or policies rendered necessary by a breach of this covenant all of which payments shall be added to the amount payable by the Tenant in respect of Insurance Premium or Premiums as if the same had been reserved as rent hereunder.

NOT TO OVERLOAD STRUCTURE

5.15.	Not to do or permit or bring in or upon the Demised Premises anything which may throw on the Demised Premises or on any Adjoining Property any weight or strain in excess of that which such premises are capable of bearing with due margin for safety and in particular not to overload the floors or the electrical installations or the other services of in or to the Demised Premises nor suspend any excessive weight from the ceilings or walls stanchions or the structure thereof. The Tenant shall seek professional advice at the Tenant’s own expense to ensure that there shall not be an infringement of this covenant.

NO BUILDINGS OR ALTERATIONS

5.16.1.	Not to erect any new building or new structure on the Demised Premises or any part thereof nor to alter add to or change the height elevation or external architectural or decorative design or appearance of the Demised Premises nor to merge the Demised Premises with any Adjoining Property;

5.16.2.	Not to alter divide cut maim injure or remove any of the principal or load- bearing walls floors beams or columns of the Demised Premises nor to make any other alterations or additions of a structural nature to the Demised Premises;

5.16.3.	Not to make any alterations or additions to the Landlords fixtures or to any of the Conduits without obtaining the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed);

5.16.4.	Not to make any alterations or additions of a non-structural nature to the Demised Premises without obtaining the prior consent of the Landlord (which such consent not to be unreasonably withheld or delayed) (save for the erection of demountable partitions and making additions to the lighting or amendments/additions to small parts supply systems) PROVIDED ALWAYS that the structural integrity of the Demised Premises is not affected and that the Tenants supplies to the Landlord within three months following completion of any such alterations copies of the “as built” drawings and specifications;

5.16.5.	The Landlord may as a condition of giving consent under any of the said sub-clauses 5.16.3. and 5.16.4. require the Tenant to enter into such covenants as the Landlord shall reasonably require regarding the execution of any such works and the re-instatement of the Demised Premises at the end or sooner determination of the term.

5.16.6.	Where the Landlord is insuring any additions, alterations and/or improvements carried out or being carried out by the Tenant, in the event of the Tenant carrying out any alterations or additions to the Demised Premises which alterations or additions result in the increase in the cost of reinstating the Demised Premises to notify the Landlord of the increase in the reinstatement cost so as to enable the Landlord adjust the insurance cover accordingly and to pay to the Landlord any increased premium payable.

REMOVE UNAUTHORISED STRUCTURES

5.17.	On the request in writing of the Landlord or its agent forthwith to pull down and remove any building erection alteration or addition erected placed or made in breach of any of the foregoing covenants and if any portion of the Demised Premises has been altered pulled down or removed in breach of any of the foregoing covenants upon such request in writing as herein provided forthwith to amend restore replace or rebuild the Demised Premises according to the original plans and elevations thereof.

NUISANCE

5.18.1	Not to do or permit nor suffer to be done upon or in connection with the Demised Premises or any part thereof or any part of the Office Block anything which shall or may be or become or cause a nuisance, damage, annoyance inconvenience disturbance injury or danger to the Landlord or the owners tenants or occupiers of any other part of the Office Block and or the Estate and not to permit suffer or allow any odours, vapours, steam, water, vibrations, noises or undesirable effects to emanate from the Demised Premises or from any equipment or installation therein into other parts of the Office Block and keep the Landlord fully and effectually indemnified against all actions, proceedings, damages, costs, expenses, claims or demands whatsoever arising out of or in consequence of any breach or non observance of this covenant and in the event of a breach of the foregoing if required by the Landlord to sound proof the Demised Premises at the Tenant’s expense should the Landlord in its discretion deem such sound proofing necessary such sound proofing to be approved by the Landlord (such approval not to be unreasonably withheld).

5.18.2	To pay to the Landlord all costs charges and expenses which may be incurred by the Landlord in abating a nuisance in respect of the Demised Premises and to execute all such works as may be necessary for abating such a nuisance in obedience to a Notice lawfully served by a Local or Public Authority or pursuant to any Court Order.

OBSTRUCTION OF SEWERS

5.19	Not to allow to pass into the Conduits serving the Demised Premises any noxious or deleterious effluent or other substance which will cause an obstruction or injure the said Conduits and in the event of any such obstruction or injury to make good as soon as practicable all such damage and any damage thereby caused to the Office Block to the reasonable satisfaction of the Landlord’s Surveyor.

NO SIGNS

5.20.	Not to fix or exhibit or permit to be affixed or exhibited to or upon any part of the exterior or interior so as to be visible from the exterior of the Demised Premises or of the external walls windows rails or fences thereof any pole flag aerial burglar alarm advertisement poster notice or other sign placard or thing whatsoever except such as subject to Planning Permission shall be approved in writing by the Landlord, or the Landlord’s Surveyor such approval not to be unreasonably withheld or delayed and not to paint or affix any markings on any car parking spaces without the approval of the Landlord (such approval not to be unreasonably withheld or delayed) and in particular the approval of the size and type and location of such sign or identification marks.

INFLAMMABLE GOODS AND NOISY MACHINERY

5.21.	Not to have store or keep upon the Demised Premises or any part thereof any substance of an explosive or of an especially inflammable or dangerous nature or such as might increase the risk of fire or explosion or which might attach or in any way injure by percolation corrosion or otherwise the Demised Premises or the keeping or use whereof may contravene any statute or local regulation or bye-law and not to house or operate or permit to be housed or operated in or upon the Demised Premises or any part of the Office Block or any part thereof any engine or Machinery of any kind other than the usual office machines and which are not likely to cause any undue vibration or be or become a nuisance annoyance or disturbance to any other tenants or occupiers in any adjoining or neighbouring property.

USER

5.22.1	Not to use or permit the Demised Premises or any part thereof to be used for any purpose other than for a use as offices AND for no other purpose save with the Landlord’s written consent which consent shall not be unreasonably withheld or delayed but it is hereby AGREED AND DECLARED that it shall be reasonable for the Landlord to refuse its consent on the grounds that:

(i)	the change of user sought would substantially increase the rate of insurance in respect of the Demised Premises and/or the Office Block or nearby or adjoining premises; and/or

(ii)	such user would result in the Demised Premises being used for a use, which would not be commercial or trade use;

(iii)	such user would result in the Demised Premises being used for a restricted use.

5.22.2	Not to use the Demised Premises for a restricted use.

REFUSE

5.23	Unless the Landlord is providing such a service to remove and where appropriate dispose of all refuse generated out of the Tenant’s use and occupation of the Demised Premises and in particular, to comply with the Waste Management Packaging (Amendment) Regulations 1998.

OCCUPY

5.24	Not to leave the Demised Premises continuously unoccupied (other than for normal holiday periods) without notifying the Landlord and to provide such caretaking or security arrangements as the Landlord shall reasonably require in order to protect the Demised Premises from vandalism theft or unlawful occupation and in order to comply with the insurers requirements.

PROHIBITED USER

5.25	Not at any time to use the Demised Premises or any part thereof or allow the same to be used for any entertainment or for any dangerous noisy noxious or offensive trade business manufacture or occupation whatsoever or for a residence or for any illegal or immoral purposes nor permit any sale by auction to be held on the Demised Premises.

LOCAL AUTHORITY REQUIREMENTS

5.26	At all times to comply with all requirements of the Council or the relevant Local Authority in connection with the user of the Demised Premises for the purpose of the Tenant’s business.

FORECOURT

5.27	Not to place or deposit or allow to be placed or deposited for sale or otherwise outside any part of the Demised Premises any goods articles or things whatsoever and not to obstruct or allow to be obstructed the Office Common Parts or the forecourt surrounding the Demised Premises.

CONVEYANCING ACT NOTICES

5.28	To pay to the Landlord all costs charges and expenses (including legal costs and surveyor’s fees) which may be incurred by it incidental to the preparation and service of any Notices under Clause 5.13. hereof and any Notices and proceedings under Section 14 of The Conveyancing Act 1881 notwithstanding that forfeiture is avoided otherwise than by relief granted by the Court and in connection with the recovery or attempted recovery of arrears of rent or other sums due from the Tenant or in procuring the remedying of the breach of any covenant by the Tenant and in relation to any application for consent required or made necessary by this Lease whether or not the same is granted (except in cases where the Landlord is obliged not to unreasonably withhold its consent and the withholding of its consent is held to be unreasonable), or whether or not the application has been withdrawn and in relation to any application made by the Landlord at the request of the Tenant and whether or not such application is accepted refused or withdrawn.

NOT TO ASSIGN UNDERLET OR PART WITH POSSESSION

5.29	Not to assign or transfer or underlet or part with possession or occupation of the Demised Premises or any part thereof or suffer any person to occupy the Demised Premises or any part thereof as a licensee but so that notwithstanding the foregoing the Landlord shall not unreasonably withhold or delay its consent to an assignment of the entire of the Demised Premises to an assignee of good and sufficient financial standing and otherwise acceptable to the Landlord and Head Landlord (acting reasonably) and subject to the following provisions or such of them as may be appropriate that is to say:-

5.29.1.	The Tenant shall prior to any such assignment apply to the Landlord and Head Landlord and give all reasonable information concerning the proposed transaction and concerning the proposed Assignee as the Landlord may reasonably require;

5.29.2.	The Landlord’s and Head Landlord’s consent to any such assignment shall be given in writing and shall be given in such a manner as the Landlord and the Head Landlord shall decide and the Tenant shall pay the reasonable costs in connection with such consent provided that the Tenant may in addition require any consent to assignment to be endorsed on the deed of assignment;

5.29.3.	In the case of an assignment to a limited liability company which is not of itself of good and sufficient financial standing to comply with the Tenants obligations herein then it shall be deemed reasonable for the Landlord and Head Landlord to require the provision at the Tenants option of independent financial security for payment of the rent and performance of the covenants herein contained (being independent financial security satisfactory to the Landlord and Head Landlord acting reasonably) or such sureties as the Landlord and Head Landlord (acting reasonably) shall deem satisfactory to join in such consent as aforesaid as Guarantors for such Company in order jointly and severally to covenant with the Landlord and Head Landlord as Guarantors that such Company will pay the said rents and perform and observe the said covenants and indemnify and save harmless the Landlord and Head Landlord against all loss damages costs and expenses arising by reason of any default by the Company and such covenants shall further provide in the usual form that any neglect or forbearance of the Landlord shall not release or exonerate the Guarantors and shall further provide for the Guarantors to accept a new Lease of the Demised Premises (subject to and with the benefit of this Lease if the said Lease shall still be deemed to be extant at such time) upon disclaimer of these presents by the Company or on its behalf if so required by the Landlord within three months of such disclaimer such new Lease to be for the residue then unexpired of the term and at the rents payable and subject to the same tenants covenants and to the same provisos and conditions as those in force immediately before such disclaimer and such Lease to be granted at the cost of the Guarantors.

NO OBSTRUCTION

5.30	Not to block up obstruct or enlarge any doorway passage window light or other easement or make any new window or other opening in the Demised Premises or in any manner obscure any grating window or opening therein giving light to or otherwise intended for the benefit of the Office Block or other premises and not to give permission for any new window light opening doorway path passage drain or other encroachment or easement to be made into or against or upon the Demised Premises which might be or grow to the damage annoyance or inconvenience of the Landlord AND in case any such window light opening doorway path passage drain or other encroachment or easement shall be made to give immediate notice thereof to the Landlord immediately the same shall come to the notice of the Tenant and at the request and cost of the Landlord to adopt such means as may be reasonably required or deemed proper for preventing any such encroachment or the acquisition of any such easement.

PLANNING ACTS

5.31	In relation to The Planning Acts by which expression it is intended herein to designate The Planning & Development Acts, 2000 to 2002 and the Planning & Development Act, 2001 any Statutory modification or re-enactment thereof for the time being in force and any Regulations or Orders made thereunder and if applicable the Public Health Acts by which expression it is intended herein to designate the Local Government (Sanitary Services) Acts 1878 to 1964 and the Building Control Act, 1990 and any statutory modification or re-enactment thereof for the time being in force and any Regulations and Orders made thereunder]:-

5.31.1.	Not to do or omit or permit to be done or omitted anything on or in connection with the Demised Premises the doing or omission of which shall be a contravention of the Planning Acts or of any Notices Orders Licences Consents Permissions and Conditions (if any) served made granted or imposed thereunder or under any enactment repealed thereby and to indemnify (as well after the expiration of the said term by effluxion of time or otherwise as during its continuance) and keep indemnified the Landlord against all actions proceedings damages penalties costs charges claims and demands in respect of such acts and omissions or any of them and against the costs of any application for Planning Permission and the works and things done in pursuance thereof;

5.31.2.	In the event of the Landlord giving written consent to any of the matters in respect of which the Landlord’s consent shall be required under the provisions of this Lease or otherwise and in the event of permission from any Planning Authority or certificate from a Building Control Authority under the Planning Acts being necessary for any addition alteration or change in or to the Demised Premises or for the change of user thereof to apply at the cost of the Tenant to the Local and Planning and Building Control Authorities as the case may be for all consents and permissions and approvals and certificates which may be required in connection therewith and to furnish to the Landlord a copy of any such application and to give notice to the Landlord of the granting or refusal (as the case may be) of all such consents and permissions and approvals and certificates forthwith on the receipt thereof and to comply with all such consents and permissions and approvals and certificates and to complete the work in compliance with such consents permissions certificates and approvals and in compliance with Building Regulations (if applicable) and to furnish to the Landlord a Certificate of Compliance with the relevant permission approval consent certificate and Regulations duly completed by an Architect having qualifications commensurate to those recommended by the Conveyancing Committee of the Law Society; and the Tenant will comply strictly with the Building Regulations and will also furnish the Landlord with copies of all applications for Fire Safety Certificates, all Fire Safety Certificates issued and an Architect’s Certificate of Opinion that all such works have been carried out in substantial compliance with the plans lodged with the application for the Fire Safety Certificate as amended by any conditions imposed by the Building Control Authority together with an Architect’s Certificate of Opinion that all such works are in substantial compliance with the Building Regulations.

5.31.3.	To give Notice forthwith to the Landlord of any Notice Order or Proposal for Notice or Order served on the Tenant under the Planning and Development Acts and if so required by the Landlord to produce the same and (where a notice or order or proposal for a notice or order was served due a default of the Tenant at the cost of the Tenant) to make or join in making such objections or representations in respect of any proposal as the Landlord may require;

5.31.4.	To comply at its own cost with any Notice or Order served on the Tenant relating to the Tenant’s use and occupation of the Demised Premises under the provisions of the Planning Acts;

5.31.5.	If and when called upon so to do to produce to the Landlord or its Surveyor all such plans documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of this sub-clause have been complied with in all respects.

INSURE PLATE GLASS

5.32	To pay 48.5% of the costs incurred by the Landlord in effecting plate glass insurance (if any) under clause 5.32 of the Head Lease in the Demised Premises in the name of the Head Landlord and the Landlord in the full reinstatement costs thereof

TO GIVE NOTICE

5.33	Within seven days of the receipt of Notice of the same to give full particulars to the Landlord of any Permission Notice or Order made given or issued to the Tenant by any Government Department or Local or Public Authority under or by virtue of any statutory power and if so required by the Landlord to produce such Permission Notice or Order or Proposal for a Notice or Order to the Landlord and also without delay to take all reasonable and necessary steps to comply with any such Notice or Order insofar as same relates to the Tenant’s use and occupation of the Demised Premises and (where the notice order or proposal was served due to an act of the Tenant, its servants, agents, licensees or invitees) at the request of the Landlord (and where a notice was served due to an act or omission of the Tenant at the cost of the Tenant) to make or join with the Landlord in making objections or making representations against or in respect of any such Notice Order or Proposal as aforesaid as the Landlord shall deem expedient.

REVERSIONARY INTEREST

5.34	At all convenient hours in the daytime on twenty-four hours Notice being given to permit all prospective Purchasers or Dealers in the reversionary interests of the Landlord by order in writing of the Landlord or its agents to view the Demised Premises without interruption but so that no undue interference is caused to the business of the Tenant.

RE-LETTING SIGN

5.35	To permit the Landlord and its agents and/or the Superior Lessor on giving seven days prior written notice at any time within six calendar months before the expiration or sooner determination of the said term to enter upon the Demised Premises and to fix and retain without interference upon any suitable part or parts thereof (but not in any position likely to interfere with the user of the Demised Premises) a Notice Board for re-letting or disposing of the same and not to remove or obscure the same and to permit all persons by order in writing of the Landlord or its agents to view the Demised Premises at all reasonable hours in the daytime without interruption.

LOSS BY LESSOR

5.36	To indemnify and make good all loss sustained by the Landlord in consequence of any breach by the Tenant or any Under-Lessee of the Tenant of any covenant or condition herein contained.

INDEMNITY

5.37	To indemnify and keep indemnified the Landlord against all and any expenses costs actions claims demands damages and other liabilities whatsoever in respect of the injury or death of any person or damage to any property howsoever arising directly or indirectly out of:-

5.37.1.	the state of repair or condition of the Demised Premises;

5.37.2.	the existence of any alterations thereto or to the state of repair or condition of such alteration provided always that such alterations was carried out by the Tenant;

5.37.3.	the user of the Demised Premises;

5.37.4.	any work carried out or in the course of being carried out to the Demised Premises by the Tenant its servants or agents sub-lessees or sub-tenants;

5.37.5.	anything now or hereafter attached to or projecting therefrom provided that same was attached by the Tenant or any other cause arising out of the Demised Premises;

AND to effect and keep in force during the term such public liability employers liability and other Policies of insurance (to the extent that such insurance cover is available) as may be necessary to cover the Tenant against any claim arising under this Clause and to extend such Policies of insurance so that the Landlord and the Management Company are indemnified by the insurers in the same manner as the Tenant and whenever required to do so by the Landlord produce to the Landlord the said Policy or Policies together with satisfactory evidence that the same is/are valid and subsisting and that all premiums due thereon have been paid.

TO YIELD UP

5.38.	At the expiration or sooner determination of the said term quietly to yield up the Demised Premises together with all the Landlord’s fixtures and all other fixtures and fastenings that now are or which during the said term shall be affixed or fastened thereto (except Tenant’s or trade fixtures) in such good and substantial repair and condition as shall be in accordance with the covenants on the part of the Tenant herein contained and in case any of the said fixtures and fittings shall be missing broken damaged or destroyed to forthwith replace them with others of a similar kind and of equal value and to make good any damage caused to the Demised Premises by the removal of the Tenant’s fixtures fittings furnishings and effects (damage by any of the Insured Risks as hereinafter defined in Clause 6.2 of the Head Lease. excepted if and so long only as the policy or policies of insurance shall not have been vitiated or payment of the policy monies withheld or refused in whole or in part by reason of any act neglect or default of the Tenant or the servants agents licensees of the Tenant).

TO PAY STAMP DUTY AND V A T

5.39.	To pay the Landlord the Stamp Duty on this Lease and the Counterpart thereof and to pay all Value Added Tax (if any) whether arising on the delivery hereof or to the extent that same is not otherwise recoverable by the Landlord arising as a result of the forfeiture of this Lease or the breach of any covenant by the Tenant hereunder and to indemnify the Landlord against same.

SAFETY FILE

5.40.1	In relation to any work from time to time undertaken by or on behalf of the Tenant in on or to the Demised Premises or in the fitting out thereof to submit to the Landlord all such drawings designs specifications details and information as may be appropriate for the up-dating of the Safety File maintained by the Landlord in relation to the property comprising the Demised Premises whether alone or with other premises.

5.40.2	In relation to any such work as is referred to in Clause 5.40.1. which shall require the preparation of a Safety File or Files (“the Tenant’s Safety File”) by or on behalf of the Tenant the Tenant shall open and maintain the Tenant’s Safety File and shall ensure that copies of all entries and items which are or should be entered thereon shall forthwith be furnished to the Landlord and that on any assignment of the interest of the Tenant hereunder in the Demised Premises the Tenant’s Safety File shall be delivered to the assignee and that on the determination (howsoever effected) of the term hereby granted the Tenant’s Safety File shall be delivered to the Landlord.

5.40.3	Without prejudice to the Tenant’s obligations to comply with The Safety, Health and Welfare at Work (Construction) Regulations, 1995 as amended from time to time (“the Regulations”) the Tenant covenants that in the event that it is requested to do so by the Landlord, it will keep safely at the Demised Premises any Safety File given to it by the Landlord and will procure that the Safety File is updated to take account of any works carried out to the Demised Premises (including any fit out works carried out by the Tenant prior to the granting of this Lease) by the Tenant or any other party with the Tenant’s authority. The Tenant further covenants that it will make the Safety File available to the Landlord for inspection and/or to any other person who requires to inspect it for the purpose of compliance by either the Landlord and/or such other person with any duties imposed on either of them pursuant to the Regulations and/or make the Safety File available for inspection by any prospective successor in title of the Landlord. The Tenant further covenants that it will, forthwith upon request being made of it by the Landlord, deliver up the Safety File to the Landlord. The Tenant hereby agrees to indemnify and to keep the Landlord indemnified against any loss suffered by the Landlord as a result of a breach by the Tenant of its obligations under this Clause.

VACATE CAR PARKING SPACES

5.41	Following the completion of the LUAS line to Sandyford the Tenant agrees upon written request by the Head Landlord that the Tenant will immediately vacate and return to the Head Landlord or the Head Landlord’s nominee or to any other person as the Landlord shall decide one of the car parking spaces of which the Tenant is being given the exclusive use and the rent payable hereunder shall be reduced by a sum equivalent to that part of the rent attributable to that space (which reduced rent shall for the avoidance of doubt constitute the rent payable for the purposes of paragraph (a) of the first reddendum of this Lease for the purposes of the rent review next following such reduction).

REGULATIONS

5.43	The Tenant agrees to be bound by any regulations made by the Head Landlord and/or the Management Company in accordance with the principles of good estate management from time to time in respect of the Estate.

6.	LANDLORDS COVENANTS

THE LANDLORD HEREBY COVENANTS WITH THE TENANT :-

QUIET ENJOYMENT

6.1.	That the Tenant paying the rent hereby reserved and performing and observing the several covenants and conditions and agreements herein contained and on its part to be performed and observed shall and may peaceably and quietly hold and enjoy the premises hereby demised without interruption by the Landlord or its assigns or any purchaser claiming under or in trust for it.

INSURANCE

6.2.	To use its reasonable endeavours to ensure that the Head Landlord complies with its obligations in respect of insurance of the Office Block set out in clause 6.2 of the Head Lease.

RE-INSTATE

6.3.	To use its reasonable endeavours to ensure that the Head Landlord complies with its obligations in respect of re instating the Demised Premises in the event of damage or destruction of the Office Block as set out in clause 6.2 of the Head Lease.

In the event that the Office Block or any part thereof has not been fully reinstated together with essential accesses by the expiration of three years from the date or destruction, the Tenant may determine this Lease by written notice to the Landlord without prejudice to any claim by the Landlord or the Tenant in respect of any antecedent breach of covenant

SERVICES

6.4.1	To use its reasonable endeavours to ensure that the Head Landlord complies with its obligations in respect of the provision or the services specified in the First Part of the Third Schedule to the Head Lease.

6.4.2	To use its reasonable endeavours to ensure that the Head Landlord complies with its obligations in respect of the Estate Service Charge as defined in the Second Part of the Third Schedule to the Head Lease.

7.	PROVIDED ALWAYS and it is hereby agreed and declared as follows:-

FORFEITURES

7.1.	If:-

7.1.1.	the said rent or any interest on arrears of rent or any sum payable hereunder or any part thereof shall be unpaid for 14 days after any of the days hereinbefore appointed for payment whether the same shall have been lawfully demanded or not; or

7.1.2.	any covenants on the Tenant’s part herein contained shall not be observed and performed; or

7.1.3.	the Tenant being an individual or a firm shall become bankrupt or compound or arrange with his or its creditors or being a Company shall go into liquidation either compulsory or voluntary except for the purpose of reconstruction or amalgamation; or

7.1.4.	the Tenant being a Company shall permit or suffer to be appointed a Receiver over its assets;

7.1.5.	the Tenant being a Company shall permit or suffer an Examiner to be appointed over its assets;

THEN and in any of the said cases and at any time thereafter it shall be lawful for the Landlord or any person or persons authorised by the Landlord to enter upon the Demised Premises or any part thereof in the name of the whole and to repossess the same and enjoy the same as if this Lease had not been executed but without prejudice to any right of action or remedy on either party in respect of any antecedent breach of any of the covenants by the other herein contained.

SUSPENSION OF RENT

8.	If during the said term the Office Block or any part thereof and/or any of its essential accesses shall be destroyed or damaged by any of the Insured Risks (as defined in the Head Lease) so as to render the Demised Premises and/or the Tenants car parking spaces unfit for occupation or use and/or to be inaccessible then to the extent that the policy or policies of insurance effected by the Head Landlord shall not have been vitiated or payment or the policy monies withheld or refused in whole or in part in consequence of any neglect or default of the Tenant its servants agents or licensees the rent and service charge (subject to quotation) hereby reserved and the obligations of the Tenant as to the maintenance and repair of the Demised Premises or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Demised Premises and/or the car park spaces of which the Tenant has exclusive use under the within Lease with or without the basement thereof at the discretion of the Head Landlord shall have again been rendered fit for occupation or use by the Tenant or become accessible and any dispute concerning the provisions of this clause shall be determined by a single arbitrator in accordance with the provisions of the Arbitration Acts 1954 to 1998 or any statutory enactment in that behalf for the time being in force. FOR THE AVOIDANCE OF DOUBT unless otherwise agreed in writing between the Landlord and the Tenant, the expression “the Demised Premises” will not include any additions, alterations or improvements carried out or being carried out by the Tenant.

BREAK OPTION

9.

9.1	The Landlord and the Tenant shall have a right to terminate this Lease on 31 October 2009 (the Termination Date) by serving six months prior written notice on the other upon the expiry of which notice this lease shall terminate subject to compliance with the following conditions.

9.1.1	In the event of exercise of this option by the Tenant, payment by the Tenant to the Landlord by bank draft on the date of the service of the notice referred to in clause 9.1 of an amount equivalent to three months rent payable hereunder;

9.1.2	the payment by the Tenant of all rents, service charges, insurance premiums and other outgoings in respect of the Demised Premises up to the Termination Date and provision of evidence thereof to the Landlord on or prior to the Termination Date;

9.1.3	vacant possession of the entire of the Demised Premises free from encumbrances being provided to the Landlord on or prior to the Termination Date.

9.2	In the event of the Landlord or the Tenant exercising its right to terminate this Lease the Tenant shall on or prior to the Termination Date execute a surrender of its interest in the Demised Premises free from all encumbrances and will hand over to the Landlord on or prior to the Termination Date the said Surrender duly executed, the original of this Lease, a Family Law Declaration, or a Family Law Certificate from the Tenant’s solicitor duly sworn in respect of the said surrender and such further documentation as may be reasonably required by the Landlord in accordance with good conveyancing practice.

9.3	In the performance of this Clause time shall be of the essence. The termination of the Lease pursuant to this Clause shall be without prejudice to any claims of the either party in respect of any antecedent breach of covenant or condition.

9.4	The provisions of this Clause are strictly personal to the party named as the Tenant at the commencement of this Lease and shall not enure for the benefit of any successor in title of the original Tenant.

NO WARRANTY

10.	Nothing in this Lease contained shall be deemed to constitute any warranty by the Landlord that the Demised Premises and the Office Block or any part thereof are authorised under the Planning Acts or otherwise for use for any specific purposes.

NOTICES

11.	IN addition to any other prescribed mode of service any Notices requiring to be served on the Tenant hereunder shall be validly served if left addressed or sent by post to the Tenant (or if there shall be more than one of them to any one or more of them) at the Demised Premises or at the last known address or addresses of the Tenant or Tenants or any of them in the Republic of Ireland and any Notice required to be served on the Landlord shall be validly served if left or posted to the Landlord’s registered office.

ARBITRATION

12.	(a)	All disputes which arise between the parties in connection with this Lease or the subject matter of this Lease (except where the same relates to forfeiture of this Lease or relief from forfeiture or matters related thereto or where the means of resolving such dispute is expressly referred to in this Lease) shall be decided by an Arbitrator agreed by the parties who shall act in accordance with the Arbitration Acts 1954-1998 or in default of agreement appointed by the President for the time being of the Law Society of Ireland or in the event of his being unwilling or unable to do so by the next Senior Officer of the Society who is willing and able to make the appointment.

(b)	The provisions of sub-clause (a) shall apply also to the appointment (whether by agreement or otherwise) of any replacement Arbitrator where the original Arbitrator (or any replacement) has been removed by Order of the High Court or refuses to act or who is incapable of acting or dies.

APPLICABLE LAW

13.	(a)	Subject to Clause 11 (a) and (b) hereinbefore set out this Lease shall in all respects be governed by and interpreted in accordance with the laws of Ireland and the Tenant hereby irrevocably agrees that the Courts of Ireland are to have jurisdiction in all or any disputes which arise in connection with this Lease and that accordingly any suit, action or proceedings arising out of or in connection with this Lease may be brought in such Courts.

(b)	The Tenant hereby irrevocably waives any objection which they or either of them may have now or hereafter to the taking of any proceedings in any such Court as is referred to in this Clause and any claim that any such proceedings have been brought in an inconvenient forum and further irrevocably agree that any judgment in any proceedings brought in the Courts of Ireland shall be conclusive and binding upon them and may be enforced in the courts of any other jurisdiction.

(c)	Nothing contained in this clause shall limit the right of the Landlord to take proceedings against the Tenant in any other Court of competent jurisdiction nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

(d)	The Tenant agrees that proceedings may be served upon the Tenant by delivery at the Demised Premises or at such other address in the Republic of Ireland as the Tenant may from time to time notify to the Landlord in writing for this purpose.

DEASYS ACT

14.	In case the Demised Premises or any part thereof shall be destroyed or become ruinous and uninhabitable or incapable of beneficial occupation or enjoyment by for or from any of the Insured Risks the Tenant hereby absolutely waives and abandons its rights (if any) to surrender this Lease under the provisions of Section 40 of the Landlord and Tenant Law Amendment Act Ireland 1860 or otherwise.

SEVERABILITY

15.	If any term or provision of this Indenture shall be held to be invalid or unenforceable in whole or in part for any reason then such term or provision or part shall to that extent be deemed not to form part of this /Indenture but the validity and enforceability of the remainder of this Indenture shall not be affected.

PERPETUITY

16.	If any term of provisions of this Indenture would but for this provision be void in whole or in part under the rule against perpetuities then such term or provision or part shall to that extent be read and construed as if there had been included therein a restriction limiting the vesting of future interest in property thereby purported to be vested to the Perpetuity Period.

CURRENCY

17	(i)	“EURIBOR” means in relation to any unpaid sum, the daily rate for deposits in euro for the specified period applicable thereto on Telerate (or any successor service) page 248 (or any relevant successor page). If no such quotation is available, EURIBOR will be the rate per annum for deposits in euro determined to be equal to the arithmetic mean (rounded upwards to four decimal places) of the six month rate adjusted to reflect the number of days of default at which at least three banks who generally provided quotes on Telerate page 248 when quotations were last available thereon (within the recognised industries scales for such fees, costs and charges) was offering to prime banks in the European Interbank Market deposits in euro and for the specified period at or about 11.00 am on the relevant Rate Fixing Day. For the purposes of this definition “specified period” means the period in respect of which EURIBOR falls to be determined in relation to the unpaid sum;

(ii)	“euro” or “€” means the single currency of Participating Member States;

GUARANTEE

18.	In consideration of this demise having been made at its request, the Guarantor HEREBY COVENANTS with the Landlord, as a primary obligation, in the terms contained in the Fourth Schedule.

IT IS HEREBY FURTHER CERTIFIED that Section 53 (Lease combined with Building Agreement for a dwellinghouse/apartment) of the of the Stamp Duties Consolidation Act, 1999 does not apply to this instrument.

IT IS HEREBY FURTHER CERTIFIED that the consideration for the Lease is wholly attributable to property which is not residential property and that the transaction effected by this Instrument does not form part of a larger transaction or of a series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration other than rent which is attributable to property which is not residential property exceeds €10,000.00.

IT IS HEREBY FURTHER CERTIFIED for the purposes of Section 29 of the Companies Act 1990 that the Landlord is not connected with a director of the Tenant or of its holding company and the Tenant is not connected with a director of the Landlord or of its holding company in a manner which would require this transaction to be ratified by resolution of either at a General Meeting.

IN WITNESS whereof the parties hereto have hereunto executed these presents the day and year first herein WRITTEN:

PRESENT when the COMMON SEAL

of THE LANDLORD

was affixed hereto:-

PRESENT when the COMMON SEAL

of THE TENANT

was affixed hereto:-

PRESENT when the COMMON SEAL

of THE GUARANTOR

was affixed hereto:-

FIRST SCHEDULE

The Office Block

ALL THAT AND THOSE the premises known as Block C, Central Park, Leopardstown, Dublin 18 in the County of Dublin shown for the purposes of identification only outlined in red on Plan No.1 together with the appurtenances thereto and all additions thereon and such of the walls that divide the premises from any other property are party walls and shall be maintained accordingly

SECOND SCHEDULE

The Demised Premises

A.	ALL THAT AND THOSE the portion of the Office Block located on the ground floor shown comprising 427 square meters gross internal area for the purposes of identification only outlined in blue on Plan No. 2 and without derogating from the generality of the foregoing includes:-

(a)	the internal plaster surface finishes of all structural or load bearing walls, structural or load bearing beams, structural or load bearing pillars and structural and load bearing columns therein or which enclose the same but not other part or parts of such walls, beams, pillars or columns;

(b)	the screeded floor finishes so that the lower limit of the Demised Premises shall include such finishes but not shall extend below them and in the event of any raised floors the Demised Premises shall include the cavity below any raised floors;

(c)	the cavity above any suspended ceilings but so that the upper limit of the Demised Premises shall not extend above the surface finish of any ceilings above such suspended ceilings;

(d)	the entirety of all internal, non structural or non load bearing walls and columns within the Demised Premises;

(e)	the inner half severed medially of the internal non load bearing walls (if any) that divide the Demised Premises from other parts of the Office Block.

(g)	the glass in the doors and door frames within the Demised Premises;

(h)	all cisterns, tanks, radiators, boilers, heating apparatus and conduits within and used solely for the purposes of the Demised Premises;

(i)	all Landlords fixtures and fittings now or hereafter in or upon the Demised Premises and it is agreed that the Landlords fixtures and fittings at the date of this Lease comprise those set out in the Sixth Schedule hereto;

(j)	all additions and improvements to the Demised Premises

EXCEPTING AND RESERVING from this demise ALL THOSE the structure, exterior and structural walls, exterior window frames and glass therein, floor slabs, foundations, structural ceilings, structural supports and columns, roof and all other parts of the Office Common Parts.

THIRD SCHEDULE

Schedule of Condition

FOURTH SCHEDULE

1.	COVENANT AND INDEMNITY BY GUARANTOR

The Guarantor hereby covenants with the Landlord, as a primary obligation, that the Tenant or the Guarantor shall at all times during the Term (including any continuation or renewal of this Lease) duly perform and observe all the covenants on the part of the Tenant contained in this Lease, including the payment of the rents and all other sums payable under this Lease in the manner and at the times herein specified, and the Guarantor hereby indemnifies the Landlord against all claims, demands, losses, damages, liability, costs, fees and expenses whatsoever sustained by the Landlord by reason of or arising in any way directly or indirectly out of any default by the Tenant in the performance and observance of any of its obligations or the payment of any rent and other sums arising before or after the expiration or termination of this Lease.

2.	GUARANTOR JOINTLY AND SEVERALLY LIABLE WITH TENANT

The Guarantor hereby further covenants with the Landlord that the Guarantor is jointly and severally liable with the Tenant (whether before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfilment of all the obligations of the Tenant under this Lease and agrees that the Landlord, in the enforcement of its rights hereunder, may proceed against the Guarantor as if the Guarantor was named as the Tenant in this Lease.

3.	WAIVER BY GUARANTOR

The Guarantor hereby waives any right to require the Landlord to proceed against the Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Guarantor.

4.	POSTPONEMENT OF CLAIMS BY GUARANTOR AGAINST TENANT

The Guarantor hereby further covenants with the Landlord that the Guarantor shall not claim in any liquidation, bankruptcy, composition or arrangement of the Tenant in competition with the Landlord and shall remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator, trustee in bankruptcy or supervisor of the Tenant and shall hold for the benefit of the Landlord all security and rights the Guarantor may have over assets of the Tenant whilst any liabilities of the Tenant or the Guarantor to the Landlord remain outstanding.

5.	POSTPONEMENT OF PARTICIPATION BY GUARANTOR IN SECURITY

The Guarantor shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations to the Landlord under this Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Tenant or the Guarantor to the Landlord under this Lease have been performed or discharged.

6.	NO RELEASE OF GUARANTOR

6.1	None of the following, or any combination thereof, shall release, determine, discharge or in any way lessen or affect the liability of the Guarantor as principal debtor under this Lease or otherwise prejudice or affect the right of the Landlord to recover from the Guarantor to the full extent of this guarantee:

6.2	any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of the rents or any part or parts thereof and/or the amounts required to be paid by the Tenant or in enforcing the performance or observance of any of the obligations of the Tenant under this Lease;

6.3	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after the service of a notice under Section 14 of the 1881 Act have been entitled) to re-enter the Demised Premises;

6.4	any extension of time given by the Landlord to the Tenant;

6.5	any variation of the terms of this Lease (including any reviews of the rent payable under this Lease) or the transfer of the Landlord’s reversion or the assignment of this Lease (save where Landlord’s consent to the assignment is given in accordance with the provisions of this Lease);

6.6	any change in the constitution, structure or powers of either the Tenant, the Guarantor or the Landlord or the liquidation, administration, examination or bankruptcy (as the case may be) of either the Tenant or the Guarantor;

6.7	any legal limitation, or any immunity, disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant may be outside or in excess of the powers of the Tenant;

6.8	any other act, omission, matter or thing whatsoever whereby, but for this provision, the Guarantor would be exonerated either wholly or in part (other than a release under seal given by the Landlord).

7.	DISCLAIMER OR FORFEITURE OF LEASE

7.1	The Guarantor hereby further covenants with the Landlord that:

7.1.1	if a liquidator or trustee in bankruptcy shall disclaim or surrender this Lease; or

7.1.2	if this Lease shall be forfeited; or

7.1.3	if the Tenant shall cease to exist

THEN the Guarantor shall, if the Landlord by notice in writing given to the Guarantor within twelve (12) months after such disclaimer or other event so requires, accept from and execute and deliver to the Landlord a new lease of the Demised Premises subject to and with the benefit of this Lease (if the same shall still be deemed to be extant at such time) for a term commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the Term, such new lease to be at the cost of the Guarantor and to be at the same rents and subject to the same covenants, conditions and provisions as are contained in this Lease;

7.2	If the Landlord shall not require the Guarantor to take a new lease, the Guarantor shall nevertheless upon demand pay to the Landlord a sum equal to the rents and other sums that would have been payable under this Lease but for the disclaimer, forfeiture or other event in respect of the period from and including the date of such disclaimer, forfeiture or other event until the expiration of twelve (12) months therefrom or until the Landlord shall have granted a lease of the Demised Premises to a third party (whichever shall first occur).

8.	BENEFIT OF GUARANTEE

This guarantee shall ensure for the benefit of the successors and assigns of the Landlord under this Lease without the necessity for any assignment thereof.

9.	The parties hereby agree that this guarantee shall cease on any permitted assignment of the within Lease.